EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CardioDynamics International Corporation:

We consent to the use of our report dated January 20, 2004, with respect to the balance sheets of CardioDynamics International Corporation as of November 30, 2003 and 2002, and the related statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended November 30, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

July 19, 2004